                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


                                                                                                    THREE QUARTERS
                                                             YEAR ENDED DECEMBER 31                     ENDED
                                              ----------------------------------------------------   SEPTEMBER 25,
                                                1989       1990       1991       1992       1993         1994          1994
                                              --------   --------   --------   --------   --------  --------------   --------
Fixed Charges
  Interest expense..........................  $ 53,893   $ 74,817   $ 76,724   $ 74,281   $ 84,054     $ 51,757      $ 69,459
  Interest related to ESOP(a)...............     7,202      6,473      5,074      4,113      2,611        1,056         1,376
  Capitalized interest......................    22,418     17,802     13,537      3,963        391        1,070         1,142
  Portion of rents deemed to be interest....    17,363     21,180     21,190     21,857     21,007       15,569        20,480
  Amortization of debt expense..............       759        512        866        600        995          265           339
                                              --------   --------   --------   --------   --------     --------      --------
        Total Fixed Charges.................  $101,635   $120,784   $117,391   $104,814   $109,058     $ 69,717      $ 92,796
                                              ========   ========   ========   ========   ========     ========      ========
Earnings
  Income (loss) from continuing operations
    before income taxes.....................  $395,663   $204,399   $ 55,348   $ (7,102)  $109,785     $159,159      $247,747
  Fixed charges, less capitalized interest
    and interest related to ESOP............    72,015     96,509     98,780     96,738    106,056       67,591        90,278
  Amortization of capitalized interest......     2,497      3,937      4,576      5,963      4,222        3,123         4,229
  Distributed income from less than 50%
    owned unconsolidated affiliates.........     3,890      9,191        190        214        281          196           292
  Subtract: Equity loss (income) from less
    than 50% owned unconsolidated
    affiliates..............................    (4,518)    (5,901)    (2,857)     2,025      1,067          346         1,158
                                              --------   --------   --------   --------   --------     --------      --------
        Total Earnings......................  $469,547   $308,135   $156,037   $ 97,838   $221,411     $230,415      $343,704
                                              ========   ========   ========   ========   ========     ========      ========
Ratio of earnings to fixed charges..........       4.6        2.6        1.3     (b)           2.0          3.3           3.7


- ---------------


(a) The Company has guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, has included the related interest in fixed charges. This debt was repaid in December 1994.


(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
           AND PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                                THREE QUARTERS
                                                                                    ENDED
                                                                 DECEMBER 31,    SEPTEMBER 25,
                                                                     1993            1994
                                                                 ------------   --------------
Pro Forma Fixed Charges
  Pro forma interest expense...................................    $ 34,021        $ 17,793
  Interest related to ESOP(a)..................................       2,611           1,056
  Capitalized interest.........................................         391           1,070
  Portion of rents deemed to be interest.......................      21,007          15,569
  Amortization of debt expense.................................         995             265
                                                                   --------        --------
          Total Pro Forma Fixed Charges........................      59,025          35,753
Preferred Stock Dividends......................................     117,776          87,164
                                                                   --------        --------
          Combined Fixed Charges and Preferred Stock
            Dividends..........................................    $176,801        $122,917
                                                                   ========        ========
Pro Forma Earnings
  Pro forma income from continuing operations before income
     taxes.....................................................    $159,818        $193,123
  Pro forma fixed charges, less capitalized interest and
     interest related to ESOP..................................      56,023          33,627
  Amortization of capitalized interest.........................       4,222           3,123
  Distributed income from less than 50% owned unconsolidated
     affiliates................................................         281             196
  Subtract: Equity loss (income) from less than 50% owned
     unconsolidated affiliates.................................       1,067             346
                                                                   --------        --------
          Total Pro Forma Earnings.............................    $221,411        $230,415
                                                                   ========        ========
Pro forma ratio of earnings to fixed charges...................         3.8             6.4
Pro forma ratio of earnings to combined fixed charges
  and preferred stock dividends................................         1.3             1.9

- ---------------

(a) The Company has guaranteed repayment of $24,200,000 of debt of the Employee Stock Ownership Plan and, accordingly, has included the related interest in fixed charges.

                                  Page 2 of 2